Exhibit 11

                                    KVH INDUSTRIES, INC.
                         COMPUTATION OF NET EARNINGS PER SHARE
                         (in thousands, except per share data)
                                       (Unaudited)

                         For the three months ended: For the nine months ended:
                                 September 30,             September 30,
                                1996       1995           1996       1995
                                ----       ----           ----       ----

Primary earnings per share:
Net Earnings                 $  921      $ 175         $ 1,428      $ 736
Weighted average number of
 common shares outstanding    6,907       4,861         6,167       4,861

Additional shares assuming
conversion of:
Stock options and warrants      623        849            680         849
                                ---        ---            ---         ---

Average common shares and
equivalents outstanding       7,530       5,710         6,847       5,710
                              -----       -----         -----       -----

Net earnings per common share $0.12       $0.03         $0.21       $0.13
                              ======      ======        ======      =====

Fully diluted earnings per share:
Net Earnings                $   921       $  175        $ 1,428    $  736

Shares:
Weighted average number
of common shares outstanding  6,907        4,861         6,167      4,861

Additional shares assuming
 conversion of:
 Stock options and warrants     667          849          726        849
                                ---          ---          ---        ---

Average common shares and
equivalents outstanding        7,574       5,710          6,893     5,710
                              =======     ========       =======   =======

Net earnings per common share   $0.12      $0.03         $0.21      $0.13
                               ======      ======        ======     ======